Exhibit 99.1

Press Release

Contact:	United Community Bancorp
Elmer G. McLaughlin, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports

Fourth Quarter and Year End Results

Lawrenceburg, Indiana – August 11, 2016 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $810,000, or $0.20 per diluted share, for the quarter ended June 30, 2016. Net income increased by $115,000, or 16.5%, as compared to the quarter ended June 30, 2015. Earnings per diluted share for the quarter ended June 30, 2016 increased by 25.0% when compared to the quarter ended June 30, 2015 primarily due to an increase in earnings and a decrease in the weighted-average shares outstanding as a result of the Company’s previously announced stock repurchases, which concluded in November 2015. In addition, the Company reported net income of $3.4 million for the year ended June 30, 2016, an increase of $892,000, or 35.2%, as compared to the year ended June 30, 2015.

United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the year ended
	6/30/2016	6/30/2015
	(Unaudited)
Interest income	$15,698	$15,232
Interest expense	2,201	2,375
Net interest income	13,497	12,857

Provision for loan losses	187	(348)
Net interest income after provision for loan losses	13,310	13,205

Total noninterest income	4,639	3,374
Total noninterest expense	13,980	13,618
Income before income taxes	3,969	2,961

Income tax provision	541	425
Net income	$3,428	$2,536

Basic earnings per share	$0.83	$0.57
Diluted earnings per share	$0.82	$0.57

Weighted average shares outstanding-basic	4,136,244	4,463,912
Weighted average shares outstanding-diluted	4,176,235	4,476,184

Summarized Consolidated Statements of Financial Condition

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, except for per share data)	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015

ASSETS
Cash and Cash Equivalents	$28,980	$23,246	$23,456	$21,997	$18,522
Investment Securities	193,215	188,929	186,663	196,399	210,664
Loans Receivable, net	267,138	269,480	263,327	263,540	253,828
Other Assets	36,756	36,361	36,734	37,958	38,171
Total Assets	$526,089	$518,016	$510,180	$519,894	$521,185

LIABILITIES
Municipal Deposits	$100,203	$95,089	$95,192	$102,348	$103,222
Other Deposits	338,682	336,895	331,894	328,848	329,315
FHLB Advances	12,000	13,934	13,000	13,000	13,000
Other Liabilities	4,750	3,310	2,790	4,325	4,211
Total Liabilities	455,635	449,228	442,876	448,521	449,748
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	70,454	68,788	67,304	71,373	71,437
Total Liabilities & Stockholders' Equity	$526,089	$518,016	$510,180	$519,894	$521,185
Outstanding Shares	4,198,143	4,201,326	4,201,326	4,530,482	4,610,839
Tangible Book Value per share	$16.11	15.69	15.33	15.11	14.85

Summarized Consolidated Statements of Income

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,966	$3,891	$3,883	$3,958	$3,882
Interest Expense	544	530	526	601	558
Net Interest Income	3,422	3,361	3,357	3,357	3,324
Provision for (Recovery of) Loan Losses	46	52	45	44	(104)
Net Interest Income after Provision for (Recovery of) Loan Losses	3,376	3,309	3,312	3,313	3,428

Total Noninterest Income	1,098	1,121	1,353	1,067	834
Total Noninterest Expense	3,597	3,230	3,528	3,625	3,445
Income before Tax Provision	877	1,200	1,137	755	817
Income Tax Provision	67	259	159	56	122
Net Income	$810	$941	$978	$699	$695

Basic Earnings per Share	$0.20	$0.23	$0.24	$0.16	$0.16
Diluted Earnings per Share	$0.20	$0.23	$0.24	$0.16	$0.16

Weighted Average Shares Outstanding:
Basic	4,025,088	4,027,432	4,120,938	4,368,527	4,420,506
Diluted	4,063,727	4,057,600	4,156,239	4,406,759	4,439,931

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Performance Ratios:
Return on average assets (1)	0.62%	0.73%	0.76%	0.54%	0.53%
Return on average equity (1)	4.66%	5.51%	6.07%	3.91%	3.86%
Interest rate spread (2)	2.79%	2.79%	2.74%	2.78%	2.72%
Net interest margin (3)	2.83%	2.82%	2.81%	2.81%	2.76%
Noninterest expense to average assets (1)	2.76%	2.48%	2.74%	2.79%	2.66%
Efficiency ratio (4)	79.58%	70.82%	74.90%	82.00%	82.94%
Average interest-earning assets to average interest-bearing liabilities	108.15%	107.88%	107.83%	107.49%	108.15%
Average equity to average assets	13.34%	13.32%	12.52%	13.76%	13.78%

Bank Capital Ratios:
Tangible capital	11.60%	11.69%	11.40%	11.68%	11.47%
Core capital	11.60%	11.69%	11.40%	11.68%	11.47%
Total risk-based capital	22.70%	22.91%	22.68%	23.36%	23.80%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	1.05%	1.31%	1.94%	2.23%	2.50%
Nonperforming assets as a percent of total assets	0.56%	0.75%	1.08%	1.21%	1.30%
Allowance for loan losses as a percent of total loans	1.78%	1.82%	1.77%	1.91%	1.98%
Allowance for loan losses as a percent of nonperforming loans	169.21%	138.71%	91.25%	85.56%	78.95%
Net charge-offs (recoveries) to average outstanding loans during the period (1)	0.27%	(0.26)%	0.61%	0.03%	(0.22)%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended June 30, 2016:

Net income totaled $810,000 for the quarter ended June 30, 2016, which represented an increase of $115,000, or 16.5%, when compared to the quarter ended June 30, 2015. The improvement in net income was primarily the result of improved net interest income and an increase in non-interest income. Increases in noninterest income, including service charge income and gains on sales of investments, also contributed to the improvement in net income. Net interest income totaled $3.4 million for the quarter ended June 30, 2016, which represented an increase of $98,000, or 2.9%, when compared to the quarter ended June 30, 2015. The growth in the Company’s core business resulted in an increase in interest income which increased by $84,000 due to a $13.1 million increase in the average balance of loans. The increase in loan balances is primarily the result of the continued implementation of our controlled growth strategy in commercial lending. Net income also reflected a 14 basis point increase in the average rate earned on investment securities to 2.14% in the current year quarter from 2.00% in the prior year quarter, and a $14,000 decrease in interest expense due to a one basis point decrease in the average rate paid on deposits from 0.46% in the prior year quarter to 0.45% in the current year quarter. The increase in investment yield is primarily the result of divesting lower yielding mortgage-backed securities and increasing the allocation to higher yielding municipal bonds. The benefits of increased interest income, decreased interest expense and increased investment yield were partially offset by a seven basis point decrease in the average rate earned on loans to 4.40% in the current year quarter from 4.47% in the prior year quarter, and a $17.5 million decrease in the average balance of investments. The decrease in investments was primarily related to the Company’s use of the proceeds from the sale of investments to fund loan growth.

Asset quality continued to improve over the three-month period ended June 30, 2016 and the Bank has successfully continued to reduce nonperforming assets. Nonperforming assets as a percentage of total assets decreased from 1.30% at June 30, 2015 to 0.56% at June 30, 2016, and nonperforming loans as a percentage of total loans decreased from 2.50% at June 30, 2015 to 1.05% at June 30, 2016. The provision for loan losses was $46,000 for the quarter ended June 30, 2016, which represented an increase of $150,000 compared to the quarter ended June 30, 2015, which included a recovery of $104,000.

Noninterest income totaled $1.1 million for the quarter ended June 30, 2016, which represented an increase of $264,000, or 31.7%, when compared to the quarter ended June 30, 2015. The increase was primarily due to a $33,000 increase in service charge income resulting primarily from an increase in the number of transaction accounts, a $48,000 increase in profit on the sale of mortgage loans, and a $21,000 gain on the sale of investments as compared to a $122,000 loss on the sale of investments in the prior year quarter.

Noninterest expense totaled $3.6 million for the quarter ended June 30, 2016, which represented an increase of $152,000, or 4.4%, when compared to the quarter ended June 30, 2015. The increase was primarily due to a $50,000 increase in occupancy expense, a $28,000 increase in advertising expense, an increase of $97,000 in data processing expense and an increase of $96,000 in other operating expenses, partially offset by a $92,000 decrease in employee benefits expense primarily due to a $40,000 decrease in payroll taxes and a $23,000 credit to SERP ESOP expenses resulting from annual accrual adjustments. The increase in other operating expenses was due primarily to a $27,000 increase in debit card related expenses, a $9,000 increase in postage expenses, a $27,000 increase in 401K administrative expenses and a $22,000 increase in mortgage loan promotion expenses.

For the year ended June 30, 2016:

Net income totaled $3.4 million for the year ended June 30, 2016, which represented an increase of $892,000, or 35.2%, when compared to the year ended June 30, 2015.

The improvement in net income was primarily the result of improved net interest income. Increases in noninterest income, including the receipt of a life insurance death benefit from the passing of two directors (one previously retired), service charge income and gains on sales of securities, also contributed to the improvement in net income. Net interest income totaled $13.5 million, which represented an increase of $640,000, or 5.0%, when compared to the year ended June 30, 2015. The growth in the Company’s core business resulted in an increase in interest income. Interest income increased by $466,000 primarily due to a $13.6 million increase in the average balance of loans as well as an increase in the average rate earned on investment securities to 2.13% for the year ended June 30, 2016 compared to 1.92% for the prior year, partially offset by a decrease in the average rate earned on loans to 4.40% for the year ended June 30, 2016 from 4.54% for the prior year, and a decrease in the average balance of investments to $190.4 million for the year ended June 30, 2016 compared to $201.8 million for the prior year. The decrease in investments was primarily related to the Company’s use of the proceeds from the sale of investments to fund loan growth. The improvement in net income also reflected a decrease in interest expense which decreased by $174,000 year over year, primarily as a result of a three basis point decrease in the average interest rate paid on deposits to 0.46% for the year ended June 30, 2016 from 0.49% for the year ended June 30, 2015. The decrease in interest rates paid year over year was primarily due to the maturity of higher yielding certificates of deposit.

Nonperforming assets as a percentage of total assets decreased from 1.30% at June 30, 2015 to 0.56% at June 30, 2016, reflecting the continuing efforts of management to improve asset quality and reduce nonperforming assets. Nonperforming loans as a percentage of total loans decreased from 2.50% at June 30, 2015 to 1.05% at June 30, 2016. At June 30, 2016 nonperforming loans totaled $2.9 million as compared to $6.5 million at June 30, 2015. The provision for loan losses was $187,000 for the year ended June 30, 2016, which represented an increase of $535,000 compared to the provision recorded for the year ended June 30, 2015. The provision for the year ended June 30, 2015 included a recovery of $348,000.

Noninterest income totaled $4.6 million for the year ended June 30, 2016, which represented an increase of $1.3 million, or 37.5%, compared to the prior year. The increase was primarily due to a $244,000 increase in proceeds received from bank owned life insurance, a $221,000 increase in service charges on deposit accounts resulting primarily from an increase in the number of transaction accounts, a $166,000 increase on gain on sale of mortgage loans, and a $577,000 increase on gain on sale of investments.

Noninterest expense totaled $14.0 million for the year ended June 30, 2016, which represented an increase of $362,000, or 2.7%, compared to the year ended June 30, 2015. The increase in noninterest expense was primarily the result of an increase of $390,000 in compensation expense, an increase of $51,000 in data processing expenses, and an increase of $58,000 in other operating expenses, partially offset by a decrease in premises and occupancy expense of $48,000, a decrease of $63,000 in deposit insurance, and a decrease of $26,000 in professional fees. The increase in compensation expense is primarily due to salary increases provided to employees in the normal course of business. The increase in data processing expense is primarily due to nonrecurring credit items in the prior period with no corresponding credit in the current period. The increase in other operating expense was primarily due to a $34,000 increase in 401k administrative fees, a $33,000 increase in correspondent bank fees, and an increase of $25,000 in debit card related expenses, partially offset by a $36,000 decrease in postage expense.

Statement of Financial Condition:

Total assets were $526.1 million at June 30, 2016, compared to $521.2 million at June 30, 2015. A $10.5 million increase in cash and cash equivalents and a $13.3 million increase in loans was partially offset by a $17.5 million decrease in investment securities. Loan growth was partially tempered by the repayment of $1.5 million of nonperforming commercial loans, $2.7 million of commercial loans classified as troubled debt restructurings and $4.4 million of commercial loans classified as “special mention” or “watch”. The investment securities balances decreased partially due to normal amortization and maturities during the period. There were also sales of investments totaling $16.3 million during the year ended June 30, 2016. The proceeds from the sales were used primarily to fund new loans, which is expected to enhance the Bank’s net interest margin as well as increase interest income in the future.

Total liabilities increased $5.9 million from $449.7 million at June 30, 2015 to $455.6 million at June 30, 2016 primarily due to a $6.3 million increase in deposits during the current year and a $539,000 increase in other liabilities, partially offset by a decrease in FHLB advances of $1.0 million.

Stockholders’ equity totaled $70.5 million as of June 30, 2016, which represented a decrease of $983,000 when compared to June 30, 2015. The decrease in stockholders’ equity was the net effect of net income of $3.4 million and a change in unrealized gain on available-for-sale securities of $1.9 million, partially offset by stock repurchases totaling $6.1 million and dividends paid totaling $981,000 for the year ended June 30, 2016. There were 4,198,143 and 4,610,839 outstanding shares of common stock at June 30, 2016 and 2015, respectively. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2015 filed with the SEC on September 28, 2015 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.